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                         October 18, 2022

       Jeffry M. Householder
       President and Chief Executive Officer
       Chesapeake Utilities Corp
       909 Silver Lake Boulevard
       Dover, Delaware 19904

                                                        Re: Chesapeake
Utilities Corp
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 22,
2022
                                                            File No. 001-11590

       Dear Jeffry M. Householder:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program
       cc:                                              Jeffrey E. Decker